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                                                                      EXHIBIT 12

                          CITGO PETROLEUM CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                            1995       1994       1993       1992       1991
                                           -------    -------    -------    -------    -------
Income Before Provision For Income
  Taxes..................................  215,872    301,233    260,697    189,032    227,900
  Distribution in Excess of Equity
     Earnings (Losses) of Affiliates.....       --         --         --        962      4,783
  Equity Earnings (Losses) of Affiliates
     in Excess of Distributions..........   (4,490)    (3,930)    (3,808)        --         --
  Equity in Loss of Less than 50%
     Owned Subsidiary....................    5,187         68        183         98        491
  Interest Expense.......................  106,568     77,792     79,354     77,252    104,889
  Previously Capitalized Interest
     Amortized During the Period.........    3,440      3,039      2,833      2,849      2,307
  Portion of Rent Representative of
     Interest Factor.....................   10,928     11,305     11,173     11,522      8,526
                                           -------    -------    -------    -------    -------
     Income as Adjusted..................  337,505    389,507    350,432    281,715    348,896
                                           =======    =======    =======    =======    =======
Fixed Charges
  Interest Expense.......................  106,568     77,792     79,354     77,252    104,889
  Capitalized Interest...................    5,000     12,000      4,000      7,000      6,000
  Portion of Rent Representative of
     Interest Factor.....................   10,928     11,305     11,173     11,522      8,526
                                           -------    -------    -------    -------    -------
     Total Fixed Charges.................  122,496    101,097     94,527     95,774    119,415
                                           =======    =======    =======    =======    =======
Ratio of Earnings to Fixed Charges.......     2.76x      3.85x      3.71x      2.94x      2.92x
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